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                                                                             OMB APPROVAL
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                                                                 OMB Number:                3235-0145
                                  UNITED STATES                  Expires:           December 31, 1997
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                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. ______________)*


                         Calypte Biomedical Corporation
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   0000899426
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

                                 Page 1 of 5 Pages

-----------------------                                      -------------------
CUSIP NO.   0000899426                 13G                   PAGE 2 OF 5 PAGES
-----------------------                                      -------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Otsuka Pharmaceutical Co. Ltd.
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / /
                                N/A                                     (b) / /
--------------------------------------------------------------------------------
3            SEC USE ONLY


--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Japan
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER

  NUMBER OF                 1,493,147
   SHARES             ----------------------------------------------------------
BENEFICIALLY          6     SHARED VOTING POWER
  OWNED BY
    EACH                    N/A
REPORTING
 PERSON WITH          ----------------------------------------------------------
                      7     SOLE DISPOSITIVE POWER

                            1,493,147
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            N/A
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,493,147
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                     N/A
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             14.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 0000899426                                          Page 3 of 5 Pages


ITEM 1.
         (a)      Calypte Biomedical Corporation

         (b)      1440 Fourth Street
                  Berkeley, CA 94710
ITEM 2.
         (a)      Otsuka Pharmaceutical Co. Ltd.

         (b)      463-10 Kagasuno, Kawauchi-cho, Tokushima 771-01 Japan

         (c)      Japan

         (d)      Common Stock

         (e)      0000899426

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS A:
         (a) / / Broker or Dealer registered under Section 15 of the Act
         (b) / / Bank as defined in section 3(a)(6) of the Act
         (c) / / Insurance Company as defined in section 3(a)(19) of the Act
         (d) / / Investment Company registered under section 8 of the Investment Company Act
         (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)
         (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
         (h) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

         (a)      1,493,147

         (b)      14.3%

CUSIP No. 0000899426                                          Page 4 of 5 Pages


         (c)      Number of shares as to which such person has:

                    (i)    sole power to vote or to direct the vote: 1,493,147
                   (ii)    shared power to vote or to direct the vote:  0
                  (iii)    sole power to dispose or direct the disposition of :
                           1,493,147
                   (iv)    shared power to dispose or direct the disposition of:
                           0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following / /.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                  N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                  N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                  N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
                  N/A

CUSIP No. 0000899426                                          Page 5 of 5 Pages

ITEM 10.
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                             ----------------------------------
                                                         Date



                                             ----------------------------------
                                                         Signature



                                            ----------------------------------
                                                        Name/Title